ICO, Inc.
FY 2010 Annual Incentive Bonus Plan - CEO

     The following is the formula for calculating the FY 2010 Annual Incentive Bonus for the Chief Executive Officer, A. John Knapp, Jr.:

The sum of the Annual Incentive Bonuses paid to the Company’s other five ELT members based on FY 2010 performance, in accordance with their respective FY 2010 Annual Incentive Bonus Plans divided by:

The sum of the FY 2010 Base Salaries of the Company’s other five ELT members multiplied by:

Mr. Knapp’s FY 2010 Annual Base Salary

For the purpose of the above formula, “the other five ELT members” are (1) Donald Eric Parsons, President – ICO Polymers North America; (2) Stephen E. Barkmann, President – Bayshore Industrial; (3) Derek R. Bristow – President, ICO Europe and Asia Pacific; (4) Bradley T. Leuschner – Chief Financial Officer; and (5) Charlotte Fischer Ewart, General Counsel.

Additional Provisions
For the purpose of this paragraph, termination for “Cause” and “Good Reason” have the meanings ascribed to those terms in the ICO, Inc. Change in Control Severance Plan and the Business Unit President’s Participation Agreement in relation thereto.  The CEO will not be entitled to a bonus under this Plan, or otherwise with respect to FY 2010, if, prior to October 1, 2010 (a) he resigns from employment with the Company (except in the case of resignation or termination for Good Reason), or (b) he is terminated from employment for “Cause.” If the CEO is terminated without cause, a pro rata bonus will be paid to him following the conclusion of fiscal year 2010, in no event later than December 15, 2010.